Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 14, 2010

Securities and Exchange Commission Headquarters
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Vestin Fund III, LLC, (the “Company”).  We have read the Company's disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant", of the Company's Current Report on Form 8-K dated on April 14, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Frazer Frost, LLP
Brea, California